Exhibit 23(b)-Consent of Counsel

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

February 5, 2010

PHL Variable Insurance Company

One American Row

Hartford, CT 06102-5056

Re	PHL Variable Insurance Company
Initial Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished in connection with the filing of this Initial Registration Statement on Form S-1 under the Securities Act of 1933 for PHL Variable Insurance Company’s Contingent Annuity Contract (“Contract”).

As an attorney for PHL Variable Insurance Company (“PHLVIC”), I provide legal advice to PHLVIC in connection with the operation of its SEC registered and variable products. In this role I am familiar with the Initial Registration Statement for the Contract. I have made an examination of the law and the documents as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

I am of the following opinion:

1. PHLVIC is a valid corporation, organized and operated under the laws of the State of Connecticut and is subject to regulation by the Connecticut Commissioner of Insurance.

2. The Contract, when properly issued, is a legal and binding obligation of PHLVIC, enforceable in accordance with its terms and applicable state and federal law.

I hereby consent to the use of this opinion as an exhibit to the Initial Registration Statement.

Yours truly,

By:	/s/ KATHLEEN A. McGAH
Kathleen A. McGah
Vice President and Assistant Secretary
PHL Variable Insurance Company